SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549




                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934





                             November 6, 1995
           (Date of Report; Date of Earliest Event Reported)


                       PRUDENTIAL REALTY TRUST
         (Exact Name of Registrant as specified in its Charter)


Massachusetts                    1-8965                 22-6400284
(State of Incorporation)  (Commission File Number)    (IRS Employer
                                                   Identification No.)



Prudential Plaza, Newark, New Jersey                       07102
(Address of Principal Executive Offices)                (Zip Code)




                             (201) 802-4302
              (Registrant's telephone no., including area code)





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Items 1-4.  Not Applicable.


Item 5.     Other Events.


On November 6, 1995, Prudential Realty Trust, a Massachusetts Business Trust, announced that it has completed the sale of all its real estate assets and, in accordance with its plan of liquidation, the Trust will be terminated on December 1, 1995. The share transfer books of the Trust will be permanently closed on November 16, 1995. Trading in Income Shares (NYSE symbol - PRTpfd) will be suspended before the opening of trading on Thursday, November 16, 1995 and trading in the Capital Shares (NYSE Symbol - PRT) will be suspended immediately.

The Trust also announced that a distribution in the amount of $5.30 per Income Share would be made on December 1, 1995 to Income Shareholders of record on November 16, 1995. No distribution will be made to Capital Shareholders.

The remaining assets and liabilities of the Trust will be transferred on December 1, 1995 to a liquidating trust. The Income Shareholders as of November 16, 1995 will be holders of beneficial interests in the liquidating trust in proportion to their former interests as

Income Shareholders. Beneficial interests in the liquidating trust will not be transferable, except upon death of the holder of such beneficial interest or by operation of law.

After collection of all receivables transferred to the liquidating trust and the settlement of all liabilities assigned to or incurred by the liquidating trust, a final distribution of approximately $0.04 will be made to holders of beneficial interest of the liquidating trust. The amount ultimately recovered from the receivables is not determinable at this time and could be substantially less than the amount expected. It is currently anticipated that all receivables will be collected before March 31, 1996.

The Trust announced that the sale of its Maple Plaza properties located in Parsippany, New Jersey was made to Equitable Real Estate Investment Management, Inc., a Delaware corporation, for a sales price of $30 million. The sale was completed pursuant to a Purchase and Sale Agreement between the Trust and the buyer dated August 11, 1995.

                              SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    November 8, 1995

                              PRUDENTIAL REALTY TRUST

                              By:  /s/ Joseph M. Selzer
                                   Name:   Joseph M. Selzer
                                   Title:  Vice President, Trustee
                                           Treasurer, and Principal
                                           Financial Officer